Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180601

Prospectus Supplement No. 2

62,563 Ordinary Shares

This prospectus supplements the prospectus dated April 26, 2012, as amended by the prospectus supplement dated May 18, 2012. This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 3, 2012.

About this Prospectus Supplement

References to “magicJack VocalTec,” the ”Company,” “we,” “us” or “our” are to magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (the “Registrant”), and its wholly-owned subsidiaries, and the term “you” refers to a prospective investor.

This prospectus supplement and the accompanying prospectus are part of the Registration Statement (Registration No. 333-180601) that we filed with the Securities and Exchange Commission, or SEC, on April 5, 2012 using a “shelf” registration process and relates to the issuance of our ordinary shares in connection with a multi-part invention rights agreement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein you should rely on the information in this prospectus supplement.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information.”

VocalTec, MAGICJACK, MAGICJACK & Design, MAGICJACK PLUS, MAGICJACK APP, MAGICJACK PC, MAGICIN, MAGICOUT, MAGICFIX, MAGIFIX & Design, MAGICPHONE, and MAGICPAGE are trademarks of magicJack LP. Trademark applications for the MAGICJACK mark are pending in certain foreign countries, including Canada, Mexico and Peru. Trademark applications for the MAGICJACK & Design mark are pending in Mexico. Applications for the MAGICJACK APP, MAGICJACK PC and MAGICJACK PLUS marks are pending in Canada. Outside the United States, trademark registrations for the MAGICJACK mark have been obtained in Canada, China, the European Union, El Salvador, and Mexico, for the MAGICJACK & Design mark in Canada and Mexico. These trademarks are important to our business. Although we have omitted the “®” and “tm” trademark designations for such trademarks in this prospectus, all rights to such trademarks are nevertheless reserved.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this prospectus supplement or the documents incorporated by reference in this prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and include those relating to future events, performance and/or achievements. Actual future results may differ materially from the forward-looking statements included or incorporated by reference in this prospectus supplement.

We have attempted to identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimate,” “project,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “plan,” “seek,” “expect,” “future” and “intend” or the negative of these terms or other comparable expressions which are intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed below under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in other information incorporated by reference into this prospectus supplement.  Readers are cautioned not to place undue reliance on any of these forward-looking statements as they speak only as of the date that they were made. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and the risk factors contained in this prospectus supplement or in documents incorporated by reference into this prospectus supplement. Moreover, unless we are required by law to update them, we will not necessarily update any of these forward-looking statements after the date of this prospectus supplement, either to conform them to actual results or to changes in our expectations.

Prospectus Summary

This summary highlights information contained in or incorporated by reference into this prospectus supplement. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus supplement, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus supplement.

Our Business

magicJack VocalTec is a cloud communications leader that is the inventor of voice-over-Internet-Protocol (“VoIP”), the softphone (“magicJack PC”) and the award winning magicJack products. magicJacks weigh about one ounce and plug into the USB port on a computer or into a power adapter and high speed Internet source, providing users with complete phone service for home, enterprise and while traveling. We charge as little as $20 a year for a license renewal to access our servers, and our customers then continue to obtain free telephone services. During September 2011, we began providing additional products and services, which include voice apps on smart phones, as well as the magicJack PLUS™, which is a standalone magicJack that has its own CPU and can connect a regular phone directly to the user’s broadband modem/router and function as a standalone phone without using a computer. Our products and services allow users to make and receive free telephone calls to and from anywhere in the world where the customer has broadband access to the Internet, and allow customers to make free calls back to the United States and Canada from anywhere legally permitted in the world.

Recent Developments

At July 30, 2012 there were 19,361,437 of our ordinary shares issued and outstanding.  In connection with a transaction to acquire and license certain intellectual property, we issued 62,563 of our ordinary shares.

After the issuance of the 62,563 ordinary shares disclosed in this prospectus supplement, there are 19,424,000 of our ordinary shares issued and outstanding.

Additional Information

Our corporate name is magicJack VocalTec Ltd. for both legal and commercial purposes. We are located at 12 Benny Gaon Street, Building 2B, Poleg Industrial Area, Netanya, Israel 42504 (telephone number +972-9-970-3888). We were organized under the laws of the State of Israel in 1989 and are subject to the Israeli Companies Law 1999, or the Companies Law. Our subsidiary, YMax, whose offices are at 5700 Georgia Avenue, West Palm Beach, Florida 33405 (telephone number 561-749-2255) is our U.S. agent for service.

Risk Factors

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks and other information included or incorporated by reference in this prospectus supplement, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2011, before making a decision to invest in our ordinary shares.  If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Legal Matters

The validity of our ordinary shares offered hereby and certain other matters relating to Israel law has been passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel Aviv, Israel.

Experts

The consolidated financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Incorporation by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus supplement.  These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements.  Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.  Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus supplement the following documents:

•	Our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 4, 2012;

•
Our current reports on Form 8-K filed with the SEC on April 4, 2012, April 23, 2012, April 27, 2102, April 30, 2012, May 4, 2012, May 11, 2012, May 18, 2012, June 22, 2012, June 29, 2012 and July 31, 2012; and

•
The description of our ordinary shares contained in Form 8-A (SEC File No. 000-27648), filed with the SEC on January 29, 1996, and any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference into this prospectus supplement any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A).

We will provide, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement. Requests should be directed to magicJack VocalTec Ltd., 5700 Georgia Avenue, West Palm Beach, Florida, 33405; Tel.: (561) 749-2255; Fax: (561) 586-2328; Attention Chief Financial Officer.

Where You Can Find More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We file reports, including annual reports on Form 10-K, and other information with the SEC pursuant to the rules and regulations of the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://www.vocaltec.com. The information contained on, or linked from, our website is not a part of this prospectus supplement.